UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 28, 2014
Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-173569	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 186 Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

(612) 296-7305
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement

On May 28, 2014, PetVivo Holdings, Inc. (“PetVivo”) entered into a binding Term Sheet (the “Term Sheet”) to effect a Merger and Security Exchange Agreement with Gel-Del Technologies, Inc. (“Gel-Del”). The Term Sheet, which is filed as an exhibit hereto, requires PetVivo and Gel-Del to negotiate in good faith to enter into a definitive agreement to complete a merger between the two companies. The Term Sheet provides for Gel-Del to become a wholly owned subsidiary of PetVivo through a tax-free stock exchange merger which will result in the shareholders of Gel-Del, on a pro rata basis, exchanging 100% of the outstanding common stock of Gel-Del for common stock of PetVivo. The amount of common stock of PetVivo to be exchanged with Gel-Del shareholders shall be the greater of (i) common stock valued at Forty Million Dollars ($40,000,000) as defined in the Term Sheet, or (ii) Thirty Percent (30%) of all post-merger outstanding common stock of PetVivo (excluding any previous holdings of PetVivo common stock by Gel-Del ), as defined in the Term Sheet. Any outstanding preferred shares, options or warrants, and convertible securities of Gel-Del shall be converted into or exercised for Gel-Del common stock prior to the closing of the merger. PetVivo and Gel-Del intend the closing of this merger shall occur by December 31, 2014.

The Term Sheet provides for three material conditions to be satisfied or waived prior to closing this merger, which are (i) PetVivo shall have completed a first round of financing of at least Eight Million Dollars ($8,000,000) by December 31, 2014; (ii) PetVivo shall complete a reverse split of its common stock of at least 1-for-100 no later than 30 days prior to closing the merger; and (iii) PetVivo shall satisfy NASDAQ listing requirements and have applied for NASDAQ listing by the closing date.

Pursuant to the Term Sheet, post-merger management of PetVivo and its Gel-Del subsidiary shall include John Lai and David Masters as directors of PetVivo with John Lai being the Chairman of the Board; John Lai as Chief Executive Officer of PetVivo; David Masters as President/Chief Technical Officer of PetVivo and Chief Executive Officer of post-merger Gel-Del subsidiary; Randy Meyer as Chief Financial Officer of PetVivo and Chief Operating Officer of post-merger Gel-Del subsidiary and an advisor to the Board of Directors of PetVivo; and John Dolan as General Counsel and an advisor to the Board of Directors of PetVivo and post-merger Gel-Del subsidiary.

The Term Sheet also provides for a Management Equity Clawback requiring the post-merger principal executives of PetVivo to surrender and return to PetVivo a total of 1,050,000 common shares of PetVivo if PetVivo common stock is not trading on a major securities exchange at a market capitalization of at least $200 Million during the two-year period following the beginning of trading on the major securities exchange. Certain other general conditions governing this clawback provision are set forth in the Term Sheet.

The Term Sheet includes additional terms including post-merger compensation and other employment provisions for the current two principal executives of Gel-Del, approval of a post-merger operations budget, and certain corporate governance provisions, the details of which are set forth in the Term Sheet as an exhibit hereto.

PetVivo is based in Minneapolis, Minnesota and is an emerging biomedical device company focusing on the licensing and commercialization of innovative therapeutic medical devices for pets and other animals. Using its licensed patented technology, PetVivo intends to leverage developed advances in human bio-materials and the medical device industry to profitably commercialize and market healthcare treatments for pets and other animals.

Gel-Del is a biomaterial and medical device manufacturing company based in St. Paul, Minnesota. Gel-Del and PetVivo have previously completed a licensing agreement for PetVivo to commercialize Gel-Del technology in the veterinary field for the treatment of osteoarthritis. Gel-Del has also successfully completed a pivotal clinical trial using their novel thermoplastic biomaterial as a dermal filler for human cosmetic applications. Gel-Del’s core competencies are developing and manufacturing medical devices containing its proprietary thermoplastic protein-based biomaterials that mimic the body's tissue to allow integration, tissue repair, and regeneration for long-term implantation. These biomaterials are produced using a patented and scalable self- assembly production process. The inherent thermoplastic properties of these biomaterials are then utilized to manufacture or coat implantable devices.

Item 9.01 Exhibits

Exhibit No.	Description

10.1	Term Sheet Between PetVivo and Gel-Del

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: June 2, 2014	By:	/s/ John Lai
	Name:	John Lai
	Title:	President/Chief Executive Officer